UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2010

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, on November 17, 2010, Kapiti Limited and ACT Sigmex Limited, each a wholly-owned subsidiary of Misys plc (“Misys”), sold 12,500,000 shares of common stock of Allscripts Healthcare Solutions, Inc. (the “Company”), resulting in Misys holding approximately 3.5% of the outstanding shares of the Company’s common stock. Pursuant to the Amended and Restated Relationship Agreement, dated as of August 20, 2010, between the Company and Misys and the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Allscripts Charter”), upon Misys ceasing to hold 5% or more of the outstanding shares of the Company’s common stock, Misys ceased to have a right to nominate directors to the Company’s Board of Directors (the “Allscripts Board”), and Misys-nominated directors serving on the Allscripts Board were required to resign. As a result, concurrently with the closing of the share sale by the two subsidiaries of Misys, on November 17, 2010, John King and Stephen Wilson resigned as members of the Allscripts Board. Mr. King served on the Nominating and Governance Committee of the Allscripts Board and Mr. King and Mr. Wilson comprised the Misys Nominating Committee of the Allscripts Board. Pursuant to the Allscripts Charter, the Misys Nominating Committee has been dissolved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: November 19, 2010	By:	/s/ William J. Davis
William J. Davis
Chief Financial Officer